Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

C4 Therapeutics, Inc.:

We consent to the use of our report dated March 11, 2021, with respect to the consolidated financial statements of C4 Therapeutics, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Boston, Massachusetts
June 14, 2021